CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Monmouth Real Estate Investment Corporation:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-11 of our reports dated December 12, 2011 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which reports appear in the Monmouth Real Estate Investment Corporation’s Annual Report on Form 10K for the year ended September 30, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PKF O’Connor Davies

A Division of O’Connor Davies, LLP

New York, New York

May 3, 2012